AMENDMENT TO THE

AGREEMENT AND DECLARATION OF TRUST

OF

INVESTMENT MANAGERS SERIES TRUST II

Pursuant to Section 9.5 of the Agreement and Declaration of Trust of Investment Managers Series Trust II (the “Trust”) (the “Declaration of Trust”), a Delaware statutory trust, the undersigned officer of the Trust amends the Declaration of Trust to add the following provision under Section 7.3:

“The Trustees may, in their sole discretion, determine that a meeting of Shareholders may be held partly or solely by means of remote communication and to the extent so authorized, Shareholders and proxyholders not physically present at a meeting of Shareholders may, by means of remote communication: (a) participate in a meeting of Shareholders; and (b) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely by means of remote communication. In connection with any such meeting, the Trust shall implement such measures as the Trustees deem to be reasonable to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxyholder and to provide such Shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders. If any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Trust. The Trustees may, in their sole discretion, notify Shareholders of any adjournment or a change of the place of a meeting of Shareholders (including a change to hold the meeting solely by means of remote communication) by a document publicly filed by the Trust with the Securities and Exchange Commission without the requirement of any further notice hereunder.”

IN WITNESS WHEREOF, the undersigned officer has caused this Amendment to the Declaration of Trust to be executed this 20th day of October, 2020.

By:	/s/ Joy Ausili
Name:	Joy Ausili
Title:	Vice-President, Investment Managers Series Trust II